APPENDIX A

Separate Portfolios

CUSTODIAN AGREEMENT

(FOREIGN AND DOMESTIC SECURITIES)

Forum Funds and Union Bank, N.A.

Effective Date April 16, 2015

Funds

Auxier Focus Fund
Beck, Mack & Oliver International Fund
Beck, Mack & Oliver Partners Fund
Carne Hedged Equity Fund
DF Dent Midcap Growth Fund
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund
Dividend Plus+ Income Fund
Exceed Structured Enhanced Index Strategy Fund
Exceed Structured Hedged Index Strategy Fund
Exceed Structured Shield Index Strategy Fund
Golden Small Cap Core Fund
Golden Large Cap Core Fund
Lebenthal Lisanti Small Cap Growth Fund
LMCG Global Market Neutral Fund
LMCG Global MultiCap Fund
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund
Steinberg Select Fund
The BeeHive Fund